UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2004

NET 1 U.E.P.S. TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	65-0903895
(State of other jurisdiction	(Commission File Number)	(IRS Employer
or incorporation)		Identification No.)

Suite 325-744 West Hastings Street, Vancouver, British Columbia, Canada V6C 1A5
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (604) 669-4561

___________________________________________________________
(Former name or former address, if changed since last report)

ITEM 1.     CHANGES IN CONTROL OF THE REGISTRANT

          On June 7, 2004, Net 1 U.E.P.S. Technologies, Inc. announced the completion of the acquisition of Net 1 Applied technology Holdings Limited (Aplitec), in consideration for which the Company is issuing 192,967,138 shares of its special convertible preferred stock. The financing for this transaction was facilitated through the purchase by affiliates of the Brait Group, Southern Cross Capital Limited and FF&P Asset Management of 105,661,428 shares of common stock for a total cash consideration of $52.8 million or $0.50 per share. Specifically, the shares were issued to the following entities: South African Private Equity Fund III, L.P. (86,661,428 shares), Rose Nominees Limited (2,000,000 shares), Brenthurst Private Equity II Limited (11,000,000 shares), and Brenthurst Private Equity South Africa Limited (6,000,000 shares). The Company also issued 5,000,000 shares to Brait International Limited for services rendered in connection with the transactions.

          The issuance of the Company's preferred stock for the acquisition of Aplitec was previously approved by the Company's shareholders at the special meeting held on May 27, 2004. The preferred stock is convertible into common stock of Net 1 on a share-for-share basis. At that meeting, the Company's shareholders also approved the issuance of 105,661,428 shares of the common stock for the financing of the Aplitec acquisition. The shareholders also approved amendments to the Company's Articles of Incorporation to increase its authorized capitalization.

          In addition, the Company announced that Serge Belamant, its Chairman of the Board, is succeeding Claude Guerard as Chief Executive Officer, Herman Kotze was elected as Chief Financial Officer and Director, and Anthony Ball and Chad Smart of Brait Private Equity have joined the Board of Directors. Under the stock purchase agreement with the Brait consortium, they have the right to designate a third person to Net 1's Board. The Company also elected Brenda Stewart and Nitin Soma as Senior Vice Presidents. Information concerning the new officers and directors and share ownership following the Aplitec acquisition, as well as the balance of the transactions were included in the Company's definitive proxy statement and related S-4 Registration Statement.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

Exhibits

3.2	Articles of Amendment to Articles of Incorporation of Net 1 U.E.P.S. Technologies, Inc. filed May 27, 2004

99.1	Press Release dated June 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 U.E.P.S. TECHNOLOGIES, INC.

By: /s/ Serge Belamant
       Serge Belamant, Chief Executive Officer

DATED: June 8, 2004